Exhibit 99.1

CONTACTS:	I.D. Systems	Investor Relations
	Ned Mavrommatis	Liolios Group
	Chief Financial Officer	Matt Glover or Michael Koehler
	Phone: 201-996-9000	Phone: 949-574-3860
	ned@id-systems.com	IDSY@liolios.com

I.D. Systems Establishes $7.5 Million Revolving Credit Facility

Woodcliff Lake, N.J. — December 23, 2015 – I.D. Systems, Inc. (NASDAQ: IDSY), a leading provider of wireless solutions for the Industrial Internet of Things, has signed a loan and security agreement for a revolving credit facility of $7.5 million, with a maturity date of December 18, 2017.

“While we have no outstanding debt and a stable cash position, establishing this new credit facility is a positive and proactive measure we’ve taken to provide the company with additional financial flexibility,” said I.D. Systems CFO, Ned Mavrommatis. “The credit facility will better position us to take advantage of the increasing demand for our Internet of Things technologies.”

Additional details of the loan and security agreement are available in the company’s current report filed on Form 8-K with the U.S. Securities and Exchange Commission on December 23, 2015.

About I.D. Systems, Inc.
Headquartered in Woodcliff Lake, New Jersey, with subsidiaries in Texas, Germany, and the United Kingdom, I.D. Systems is a leading global provider of wireless solutions for securing, controlling, tracking, and managing high-value enterprise assets, including industrial vehicles, rental cars, trailers, containers, and cargo.  The company’s patented technologies address the needs of organizations to monitor and analyze their assets to increase efficiency and productivity, reduce costs, and improve profitability. For more information, visit www.id-systems.com.

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